Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of May 1, 2019, is by and among The Sonic Fund II, L.P., a Delaware limited partnership, and Lawrence Kam, a natural person (each, a “Sonic Party,” and together, the “Sonic Parties”), and Adverum Biotechnologies, Inc., a Delaware corporation (the “Company”). The Sonic Parties and the Company agree as follows:

1. New Directors.

(a) New Director Appointments. Within two business days after the execution of this Agreement, the Board of Directors of the Company (the “Board”) and its committees shall take such actions as are necessary to increase the size of the Board and appoint Rekha Hemrajani (the “Class I Designee”) as a Class I member of the Board, James Scopa (the “Class II Designee”) as a Class II member of the Board, and Mark Lupher (the “Class III Designee”) as a Class III member of the Board. The Class I Designee, Class II Designee and Class III Designee (together, the “New Directors”) shall not be subject to any conditions or terms not already applicable to sitting directors of the Company.

(b) Board Size. The size of the Board will be determined by the Board, provided that the Board will increase the size of the Board as necessary to enable the appointment of the New Directors in accordance with the Bylaws of the Company (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”).

(c) Board Committees. Concurrently with the appointment to the Board of the New Directors, the Board and its committees shall take such actions as are necessary to cause the Class II Designee to be appointed a member of the Board’s Compensation Committee and the Class III Designee to be appointed a member of the Board’s Nominating and Corporate Governance Committee.

(d) Board Chair Succession. Concurrently with the appointment to the Board of the New Directors, the Board and its committees shall take such actions as are necessary to cause Patrick Machado to be appointed as Chair of the Board, succeeding Paul Cleveland, who is retiring from the Board effective upon such appointments. Immediately prior to the execution of this Agreement, Mr. Cleveland has executed and delivered to the Company an advance irrevocable resignation letter pursuant to which he shall resign from the Board and all applicable committees effective immediately upon the effectiveness of the appointment to the Board of the New Directors. The Board and its committees shall take such actions as are necessary to cause Mr. Cleveland’s resignation to be accepted immediately upon its effectiveness.

(e) Nomination of Class II Designee at the 2019 Annual Meeting. The Company agrees that, provided that the Class II Designee is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):

(i) at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), the Board will nominate the Class II Designee, together with the other persons included in the Company’s slate of nominees, for election as a director of the Company, with a term expiring at the Company’s 2022 Annual Meeting of Stockholders;

(ii) the Board will recommend that the stockholders of the Company vote to elect the Class II Designee as a director of the Company at the 2019 Annual Meeting; and

(iii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the Class II Designee at the 2019 Annual Meeting. For the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2019 Annual Meeting.

(f) Nomination of Class III Designee at the 2020 Annual Meeting. The Company agrees that, provided that the Class III Designee is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):

(i) at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), the Board will nominate the Class III Designee, together with the other persons included in the Company’s slate of nominees, for election as a director of the Company, with a term expiring at the Company’s 2023 Annual Meeting of Stockholders;

(ii) the Board will recommend that the stockholders of the Company vote to elect the Class III Designee as a director of the Company at the 2020 Annual Meeting; and

(iii) the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of the Class III Designee at the 2020 Annual Meeting. For the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2020 Annual Meeting.

(g) No Agreements, Arrangements and Understandings. Each of the Sonic Parties agrees that neither it nor any of its Affiliates or Associates (each as defined below) will (i) pay any compensation to any member of the Board regarding such person’s service on the Board or any committee thereof or (ii) have any agreement, arrangement or understanding, written or oral, with any member of the Board regarding such person’s service on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service as a director on, or nominee for election to, the Board or any committee thereof). The Company hereby acknowledges that no Company Policy (as defined below) will be violated by the Class II Designee or the Class III Designee receiving indemnification and/or reimbursement of expenses from the Sonic Parties or their respective Affiliates, provided that such directors neither accept nor receive compensation from the Sonic Parties or their respective Affiliates with respect to his or her service or action as a director of the Company.

(h) Replacement Designee. If the Class II Designee or Class III Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2019 Annual Meeting or 2020 Annual Meeting) prior to the Expiration Time, and at such time the Sonic Parties beneficially own a “net long position” of at least 2% of the then outstanding shares of common stock of the Company (“Company Common Stock”), then the Sonic Parties and the Company shall cooperate in good faith to select, and the Board shall appoint, within ten business days after the Board has completed a background investigation as to such candidate (provided that the commencement of background investigations shall not be unreasonably delayed), a Qualified Director acceptable to the Company and the Sonic Parties (a “Replacement Designee”) to serve as a director of the Company for the remainder of such former director’s term. In the event the Board declines to approve a candidate for Replacement Designee, the Sonic Parties may propose one or more additional candidates for the Replacement Designee, subject to the above criteria and time periods, until a Replacement Designee is appointed. Effective upon the appointment of such Replacement Designee to the Board, such Replacement Designee shall be considered a Class II Designee or Class III Designee, as applicable for all purposes of this Agreement.

(i) New Director Information. As a condition to the New Directors’ and any Replacement Designee’s appointment to the Board and any subsequent nomination for election as a director at any future

Company annual meeting of stockholders, he or she must provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.

(j) Company Policies. The parties hereto acknowledge that each New Director and Replacement Designee will be governed by the same protections and obligations as other non-employee directors of the Company, including without limitation confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, and other governance guidelines and policies of the Company (collectively, “Company Policies”), and shall have the same rights and benefits as other non-employee directors of the Company, including without limitation with respect to insurance, indemnification, compensation and fees.

2. Cooperation.

(a) Non-Disparagement. From the date of this Agreement until the Expiration Time (as defined below) (such period, the “Cooperation Period”), the Company and each Sonic Party shall refrain from making, and shall cause its respective Affiliates and Associates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made, without the prior written consent of the other party, any public statement or announcement (or any private statement that is intended to be made public) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is likely to damage the reputation of, (i) in the case of any such statements or announcements by any of the Sonic Parties or their related parties: the Company and its Affiliates or any of their current or former officers, directors or employees in any capacity, and (ii) in the case of any such statements or announcements by the Company or its related parties: the Sonic Parties and their current or former principals, directors, members, general partners, officers or employees in any capacity, in each case including (x) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC (as defined below) or any other governmental agency, (y) in any press release or other publicly available format or (z) to or through any journalist or member of the media (including, in a television, radio, newspaper or magazine interview or Internet or social media communication), stockholder, sell-side or buy-side analyst or other person (such statements, “Disparaging Statements”); provided that with respect to statements to any stockholder, sell-side or buy-side analyst or other person, an unpremeditated, private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Section 2(a) will not be deemed a breach of this Section 2(a). The foregoing shall not (A) apply (1) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental, regulatory or self-regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (2) to any disclosure required by applicable law, rules or regulations; or (B) prohibit any person from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

(b) Voting of the Sonic Parties’ Shares. (i) Solely with respect to the 2019 Annual Meeting, each Sonic Party will cause all of the outstanding shares of Company Common Stock that such Sonic Party or any of its Affiliates or Associates has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (w) in favor of each director nominated and recommended by the Board for election at any such meeting or through any such written consent (including the New Directors), (x) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (y) against any proposals or resolutions to remove any member of the Board and (z) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or written consents; provided that the Sonic Parties shall be permitted to vote in their sole discretion on proposals related to any Extraordinary Transaction (as defined below); and (ii) solely with respect to the 2020 Annual Meeting, each Sonic Party will cause all of the outstanding shares of Company Common Stock that such Sonic Party or any of its Affiliates or Associates has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes.

(c) Standstill. During the Cooperation Period, each Sonic Party will not, and will cause its Affiliates and Associates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively with the Sonic Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent of the Board:

(i) acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of beneficial ownership of any securities of the Company or assets of the Company, or rights or options to acquire any securities of the Company or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities of the Company, in each case if such acquisition, offer, agreement or transaction would result in the Sonic Parties (together with their respective Affiliates and Associates) having beneficial ownership of more than the greater of (x) 9.9% of the shares of Company Common Stock outstanding at such time and (y) to the number of shares beneficially owned by the largest stockholder of the Company (other than the Restricted Persons) at such time;

(ii) (A) request or call for (publicly or otherwise) (or for the avoidance of doubt support another person’s request or call for) a special meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders;

(iii) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;

(iv) engage in any “solicitation” (as such term is used in the proxy rules of the SEC excluding for the avoidance of doubt carve-outs relating to solicitations of ten or fewer stockholders) of proxies or consents, or intentionally and deliberately advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(v) submit (publicly or otherwise) a proposal for, or offer of (with or without conditions), or participate in any way in, either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or assets (an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict a Sonic Party from tendering shares, receiving payment for shares or otherwise participating in any such transaction (including any strategic transaction upon which stockholders are asked to vote) on the same basis as other stockholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number of directors or the filling of any vacancies on the Board, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management, business or corporate structure, (D) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (as defined below);

(vii) knowingly encourage or intentionally and deliberately advise or influence any other person or intentionally and deliberately assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or act or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable), or otherwise form, join, knowingly encourage or participate in any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any securities of the Company (other than a “group” solely including other Restricted Persons with respect to any securities of the Company now or hereafter owned by them);

(viii) enter into a voting trust, arrangement or agreement or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), other than granting proxies in solicitations approved by the Board;

(ix) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Stock held by a Restricted Person to any third party;

(x) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to, or otherwise comment publicly about, the Board or the Company’s management, strategy, operations, financial results or any transactions involving the Company or any of its subsidiaries, except for such statements made with the Company’s prior written consent, that are supportive of the Company’s management and Board, or that are otherwise consistent with the Press Release (as defined below) or the provisions of this Agreement (it being understood that the Restricted Persons shall be free to comment on the merits of any publicly proposed Extraordinary Transaction for the Company or all or substantially all of its assets proposed by a person other than the Sonic Parties that was not encouraged, facilitated or solicited by any Restricted Person);

(xi) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement (including the Press Release) or the topics covered in the correspondence between the Company and the Restricted Persons prior to the date hereof, or (D) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(xii) enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or finance or intentionally and deliberately advise, assist or encourage, any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(xiii) make any request or submit any proposal to amend or waive the terms of this Agreement (including this clause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(xiv) take any action that could reasonably be expected to cause or require the Company to make a public disclosure with respect to any of the foregoing;

provided, that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of (i) upon three business days’ prior written notice by the Sonic Parties following a material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Directors to the Board and its committees, as applicable, in accordance with Section 1 or a failure to issue the Press Release in accordance with Section 3) if such breach has not been cured within such notice period, (ii) the announcement by the Company of its entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company Common Stock then outstanding and which Extraordinary Transaction was not encouraged, facilitated or solicited by any of the Restricted Persons, (iii) the commencement of any tender or exchange offer (by a person other than the Sonic Parties or their Affiliates and which offer was not encouraged, facilitated or solicited by any of the Restricted Persons) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Company Common Stock then outstanding, where the Company files a Schedule 14D-9 (or any amendment thereto), other than a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, that does not recommend that the Company’s stockholders reject such tender or exchange offer, or (iv) such time as the Company issues a definitive proxy statement or proxy card in connection with the 2019 Annual Meeting that does not nominate and/or recommend the election of the Class II Designee in all material respects in accordance with the terms of this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 2(c) or elsewhere in this Agreement shall prohibit or restrict any member of the Board in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his personal capacity as a director.

(d) Private Communications with the Company. Notwithstanding anything to the contrary contained in this Agreement, during the Cooperation Period, the Sonic Parties and their respective Affiliates or Associates may initiate and hold private communications regarding any matter concerning the Company and its Affiliates with the Company’s directors and officers, in each case only so long as such private communications would not reasonably be expected to require any public disclosure thereof. Each Sonic Party acknowledges and agrees that the directors of the Company may engage in discussions with the Sonic Parties and their respective Affiliates only subject to, and in accordance with, their respective fiduciary duties and other obligations to the Company and the Company Policies.

3. Public Announcement.

(a) Not later than two business days after the date of this Agreement, the Company shall issue a press release substantially in the form attached to this Agreement as Exhibit A (the “Press Release”), with such modifications, if any, as may be mutually agreed between the Company and the Sonic Parties, and (i) the Company shall file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Sonic Parties (for the avoidance of doubt, nothing herein shall prohibit the Company from complying with its obligation to file such Current Report by the deadline therefor) and (ii) the Sonic Parties shall file an amendment to its Schedule 13D, which shall be in form and substance reasonably acceptable to the Company and the Sonic Parties (for the avoidance of doubt, nothing herein shall prohibit the Sonic Parties from complying with its obligation to file such amendment by the deadline therefor). Neither of (x) the Company or any of its Affiliates or Associates or (y) the Sonic Parties or any of their Affiliates or Associates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release.

(b) Neither the Company nor the Sonic Parties, nor any of their respective Affiliates or Associates, will issue a press release in connection with this Agreement, other than as mutually agreed by the Company and the Sonic Parties.

4. Insider Trading Restrictions. The Sonic Parties hereby acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

5. Representations and Warranties of the Company. The Company represents and warrants to the Sonic Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of the Sonic Parties. Each Sonic Party represents and warrants to the Company as follows: (a) such Sonic Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Sonic Party, constitutes a valid and binding obligation and agreement of such Sonic Party and is enforceable against such Sonic Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such Sonic Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Sonic Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Sonic Party is a party or by which it is bound; and (d) as of the date of this Agreement, the Sonic Parties, their Affiliates and their Associates collectively beneficially own 3,795,566 shares of Company Common Stock, have aggregate economic exposure to 3,795,566 shares of Company Common Stock and have a net long position (as defined in Rule 14e-4 under the Exchange Act) in respect of 3,795,566 shares of Company Common Stock.

7. Definitions. For purposes of this Agreement:

(a) the terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the term “Expiration Time” means 11:59 p.m., Pacific Time, on the date that is 30 days prior to the deadline established pursuant to the Bylaws for stockholders to deliver notice to the Company of non-proxy access director nominations to be brought before the 2021 Annual Meeting of Stockholders of the Company;

(d) the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, and applicable rules of the SEC;

(e) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(f) a “Qualified Director” at any given point in time shall mean an individual who at such time (i) qualifies as Independent, (ii) does not have any agreement, arrangement or understanding, written or oral, with any Sonic Party or any Affiliate or Associate of a Sonic Party regarding such person’s service as a director on the Board other than indemnification arrangements permitted by this Agreement, (iii) is not an officer or director of any company pursuing a treatment for any of the indications being pursued by the Company at such time, and (iv) meets all other qualifications required for service as a director set forth in the forms of the Bylaws and the Company’s Corporate Governance Guidelines on the date of this Agreement; and

(g) the term “SEC” means the U.S. Securities and Exchange Commission.

8. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when sent to the email address set forth below (as applicable), and receipt of such email is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

(a)	if to the Company:

Adverum Biotechnologies, Inc.
1035 O’Brien Avenue, Suite A
Menlo Park, CA 94025
	Attention:	Leone Patterson
	Email:	lpatterson@adverum.com
	Telephone:	+1-650-656-9323

with copies to:

Cooley LLP
101 California Street, Fifth Floor
San Francisco, CA 94111
	Attention:	Kenneth L. Guernsey
Jodie M. Bourdet
	Email:	kguernsey@cooley.com
jbourdet@cooley.com
	Telephone:	+1-415-693-2000

and

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
	Attention:	Graham Robinson
	Email:	graham.robinson@skadden.com
	Telephone:	+1-617-573-4850

(b)	if to the Sonic Parties:

The Sonic Fund II, L.P.
400 Hobron Lane, Suite 3709
Honolulu, HI 96815
	Attention:	Lawrence Kam
	Email:	lkam@soniccapital.com
	Telephone:	+1-808-375-0568

with a copy to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue
New York, NY 10176
Attention:	Christopher P. Davis
Email:	cdavis@kkwc.com
Telephone:	+1-212-880-9865

9. Expenses. All fees, costs and expenses incurred in connection with interactions between the parties, including this Agreement and all matters related to this Agreement, will be paid by the party incurring such fees, costs or expenses, provided that the Company shall reimburse Sonic’s out of pocket expenses (including legal, proxy solicitor and travel expenses) in an amount not to exceed $150,000 promptly following receipt of copies of invoices or other reasonable evidence of incurrence thereof.

10. Specific Performance; Remedies; Venue.

(a) The Company and the Sonic Parties acknowledge and agree that irreparable injury to the other party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury could not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Sonic Parties will be entitled to seek injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH SONIC PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO SEEK INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; AND (2) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) The Company and each Sonic Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination. This Agreement will terminate on the expiry of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7, 8, 9, 10, 11, 12, 14 (solely with respect to provisions that survive termination of this Agreement), 15, 16, 17 and 18 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

13. Counterparts. This Agreement may be executed in two or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

14. Affiliates. Each of the Company and the Sonic Parties agrees that it will cause its Affiliates and their respective employees and other representatives to comply with the terms of this Agreement.

15. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Sonic Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

16. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

17. Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Sonic Parties.

18. Interpretation and Construction. The Company and each Sonic Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Sonic Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

This Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first set forth above.

SONIC PARTIES

THE SONIC FUND II, L.P.

By:	/s/ Lawrence Kam
Name: Lawrence Kam
Title: General Partner

/s/ Lawrence Kam
LAWRENCE KAM

THE COMPANY

ADVERUM BIOTECHNOLOGIES, INC.

By:	/s/ Leone Patterson
Name: Leone Patterson
Title: Chief Executive Officer